FOR IMMEDIATE RELEASE — DRAFT 11

Investor Contact:	Media Contact:
James Stawski	Brian Crenshaw
704-319-1189	704-319-1942
jstawski@uslec.com	bcrenshaw@uslec.com
US LEC ANNOUNCES SECOND QUARTER 2006 RESULTS WITH $106.7 MILLION IN REVENUE
AND ADJUSTED EBITDA OF OVER $15.0 MILLION
END CUSTOMER REVENUE UP 14% YEAR OVER YEAR
Charlotte, N.C. (August 14, 2006) —— US LEC Corp. (Nasdaq: CLEC), a full-service provider of IP, data and voice solutions to businesses and enterprise organizations throughout the Eastern United States, today announced strong results for the second quarter and six months ending June 30, 2006. The second quarter was highlighted by:
•	Achieving total revenue of $106.7 million, an $11.4 million increase over the second quarter of 2005

•	Reaching end customer revenue of $92.5 million, an increase of $11.1 million or 14%, compared with the same period last year

•	Growing data revenue to $34.3 million, accounting for 32% of total revenue

•	Achieving positive operating income of $1.7 million

•	Achieving adjusted EBITDA of $15.0 million, a 14% EBITDA margin for the quarter (see definition and reconciliation of adjusted EBITDA to net cash flow from operations below)

•	Expanding the Company’s business class customer base to approximately 27,800 and its data customer base to approximately 21,500

•	Continuing the roll out of US LEC’s Ethernet Local Loop transport to 14 of 26 switching facilities in US LEC’s network and MPLS VPN to 25 switching centers

•	Being chosen to be the communications partner of choice by the Florida Auto Dealers Group Buying LLC and its 550 member dealerships throughout Florida

•	Providing MegaPOPTM Internet access to the entire North American dial-up access customer base of Canadian-based IP Applications Corp. and MegaPOPTM VoIP services to Vienna, Virginia-based SunRocket
     Revenues for the quarter ended June 30, 2006, were $106.7 million, compared with $95.3 million for the quarter ended June 30, 2005, and $102.8 million reported in the first quarter of 2006. For the three months ended June 30, 2006, end customer revenue increased 14% to $92.5 million from $81.4 million in the same period of 2005. The Company reported a net loss attributable to common stockholders of ($7.6) million, or ($0.25) per share, on 30.8 million weighted average shares outstanding for the quarter ended June 30, 2006, compared with net loss attributable to common stockholders of ($8.9) million, or ($0.30) per share, on 30.3 million weighted average shares outstanding for the quarter ended June 30, 2005. Adjusted EBITDA for the second quarter was $15.0 million, compared to adjusted EBITDA of $12.2 million in the second quarter of 2005

US LEC Announces Second Quarter 2006 Results

August 14, 2006
and $14.7 million in the first quarter of 2006.
     Revenues for the six months ended June 30, 2006 were $209.5 million, compared with $188.9 million for the six months ended June 30, 2005. For the six months ended June 30, 2006, end customer revenue increased 14% to $182.2 million from $160.5 million in the same period of 2005. The net loss attributable to common stockholders was ($14.7) million, or ($0.48) per share on 30.8 million weighted average shares outstanding for the six months ended June 30, 2006, compared with net loss attributable to common stockholders of ($17.9) million, or ($0.59) per share on 30.3 million weighted average shares outstanding for the six months ended June 30, 2005. Adjusted EBITDA for the six months ended June 30, 2006, was $29.8 million compared with $24.0 million in the first six months of 2005.
     Commenting on the Company’s second quarter 2006 results, Aaron D. Cowell, president and chief executive officer of US LEC, said, “US LEC had another strong quarter and we are pleased with our continuing financial and operational successes. Total revenue increased sequentially by approximately $4.0 million over the first quarter of 2006 to $106.7 million. This trend reflects strong new customer growth, strong sales into our base of approximately 28,000 business class customers and continued customer loyalty, as evidenced by our 99 percent retention rate. Notably, we also achieved 33% and 16% growth in active data and voice channels, respectively, over the same period last year. In addition, our customers continue to have strong demand for our products and our average product take rate is now 5.1 compared to 4.8 in June of 2005.”
     Cowell continued, “We also have continued to make remarkable progress in our IP evolution as we expanded our IP product suite into several new markets. Dynamic T, which includes our BIGVoiceSM, Dynamic T SIP, BIGDataSM and Voice Messaging and Mobility Pak features is now available in 10 switching centers and our Ethernet Local Loop transport service is now available in more than half of our 26 switching centers with network wide availability by year-end. Our customers have been very receptive to our IP product suite as they provide the ability to manage all of their telecom needs efficiently, reliably and with the opportunity for significant cost savings. Finally, we have completed the conversion of our network to IP and, with the upcoming rollout of New York City, our MPLS VPN product will be available throughout our network.”
     J. Lyle Patrick, executive vice president and chief financial officer of US LEC, added, “US LEC continued to gain momentum in the second quarter as our financial and operating results showed continued improvement. Our recurring revenue business model continues to leverage our strong customer growth and very favorable retention rate. Total revenue increased by 12% over the second quarter of 2005 to reach $106.7 million. End customer revenue increased by 14% and accounted for 87% of total revenue in the second quarter. At a productivity level, the US LEC team has continued to improve its performance by increasing end customer revenue to $80,900 per employee from $74,600 per employee one year earlier. Gross margins continued to be in the 50% range for the quarter ended June 30, 2006 and SG&A as a percentage of revenue decreased from 38% to 37% year over year. As a result, adjusted EBITDA increased by 24% year-over-year to reach $15.0 million in the second quarter of 2006. Notably, we achieved positive operating income of $1.7 million in the second quarter of 2006. The Company also achieved $4.3 million of cash flow from operations during the second quarter and cash capital expenditures were $6.9 million for the quarter. Finally, the Company ended the quarter with a strong cash position of $35.4 million. Our continued focus on the execution of our business plan has placed US LEC in a very strong competitive position. We believe that US LEC is the number one competitive carrier in each of our markets and through our unremitting efforts, we will continue to leverage our strengths for further success in 2006.”
     “Finally, US LEC settled its inter-exchange carrier access revenue dispute with Qwest Communications Corporation. This settlement ends the litigation on the matter between the companies and, as a result of the settlement, US LEC anticipates no additional charges above those previously disclosed in our Form 10K for the period ended December 31, 2005. We are very pleased to have this issue resolved and to be able to move on with the business at hand.”

US LEC Announces Second Quarter 2006 Results

August 14, 2006
Conference Call Information
US LEC Corp. will hold a conference call to discuss this press release on August 14, 2006, at 10:00 a.m. EST. A live broadcast of the conference call and a slide presentation will be available online at www.uslec.com and www.mshow.com. The show number for the web cast is 306459. To listen to the live call, visit either web site at least fifteen minutes early to register, download, and install any necessary software. For those who cannot listen to the live broadcast, a telephone replay will be available shortly after the call through the close of business on August 17, 2006, and replay via webcast will be available through September 14, 2006.
About US LEC
Based in Charlotte, N.C., US LEC is a full service provider of IP, data and voice solutions to medium and large businesses and enterprise organizations throughout 16 Eastern states and the District of Columbia. US LEC offers advanced, IP-based, data and voice services such as MPLS VPN and Ethernet, as well as comprehensive Dynamic TSM VoIP-enabled services and features. The company also offers local and long distance services and data services such as frame relay, Multi-Link Frame Relay and ATM. US LEC provides a broad array of complementary services, including conferencing, data backup and recovery, data center services and Web hosting, as well as managed firewall and router services for advanced data networking. US LEC also offers selected voice services in 27 additional states and provides enhanced data services, selected Internet services and MegaPOP® (local dial-up Internet access for ISPs) nationwide. For more information about US LEC, visit www.uslec.com.
Except for the historical information contained herein, this report contains forward-looking statements, subject to uncertainties and risks, including the demand for US LEC’s services, the ability of the Company to introduce additional products, the ability of the Company to successfully attract and retain personnel, competition in existing and potential additional markets, uncertainties regarding its dealings with ILECs and other telecommunications carriers and facilities providers, regulatory uncertainties, the possibility of adverse decisions related to reciprocal compensation and access charges owing to the Company, as well as the Company’s ability to begin operations in additional markets. These and other applicable risks are summarized in the “Caution Regarding Forward-Looking Statements and Risk Factors” sections and elsewhere in the Company’s Annual Report on Form 10-K for the period ended December 31, 2005, and in subsequent reports, which are on file with the Securities and Exchange Commission.
US LEC is a registered service mark of US LEC Corp. US LEC and Design (R) is a registered service mark and trademark of US LEC Corp. StarNet(TM), Fastnet (SM) and MegaPOP(R) are service marks of US LEC Corp.
-END-

US LEC Announces Second Quarter 2006 Results

August 14, 2006
US LEC Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(In Thousands, Except Per Share Data)
(Unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenue	$106,683	$95,343	$209,480	$188,858
Network Expenses (excluding depreciation and amortization shown below)	53,149	46,597	103,399	92,381
Depreciation and Amortization	12,172	12,638	24,365	25,569
Selling, General and Administrative Expenses	39,618	36,590	78,138	72,457

Income (Loss) from Operations	1,744	(482)	3,578	(1,549)

Net Interest Expense	4,867	4,279	9,412	7,991

Net Loss	(3,123)	(4,761)	(5,834)	(9,540)

Preferred Stock Dividends	(4,281)	(4,033)	(8,498)	(8,007)
Preferred Stock Accretion of Issuance Costs	(164)	(155)	(326)	(307)

Net Loss Attributable to Common Stockholders	$(7,568)	$(8,949)	$(14,658)	$(17,854)

Net Loss Attributable to Common Stockholders Per Common Share
Basic and Diluted	$(0.25)	$(0.30)	$(0.48)	$(0.59)

Weighted Average Number of Shares Outstanding
Basic and Diluted	30,792	30,295	30,772	30,291

Adjusted EBITDA consists of earnings (loss) before interest income and expense, income taxes, depreciation and amortization, stock based compensation expense and loss from operations related to investment in ETV. Adjusted EBITDA as used by the Company may be different than similarly used measures by other companies and is not a measure of financial performance under GAAP. Management believes Adjusted EBITDA is a useful measure of the Company’s liquidity and is used by investors and analysts to evaluate companies in our industry. Adjusted EBITDA is reconciled to net cash provided by operating activities as follows:

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Income (Loss) from Operations	$1,744	$(482)	$3,578	$(1,549)
Loss from Operations Related to Investment in ETV	674	—	674	—
Depreciation and Amortization	12,172	12,638	24,365	25,569
Stock-based Compensation Expense	452	—	1,168	—

Adjusted EBITDA	15,042	12,156	29,785	24,020

Changes in Working Capital	(5,951)	(9,471)	(1,557)	(11,541)
Net Interest Expense	(4,867)	(4,279)	(9,412)	(7,991)
Miscellaneous Other	95	(95)	(525)	(219)

Net Cash Provided by Operating Activities	$4,319	$(1,689)	$18,291	$4,269

US LEC Announces Second Quarter 2006 Results

August 14, 2006
US LEC Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In Thousands, Except Per Share Data)

	(Unaudited)
	June 30,	December 31,
	2006	2005

Assets

Cash and cash equivalents	$35,392	$30,703
Restricted cash	67	67
Accounts receivable, net	42,136	49,841
Property and equipment, net	135,560	144,350
Deferred income taxes	3,218	2,792
Other assets	24,263	24,599

Total Assets	$240,636	$252,352

Liabilities and Stockholders’ Deficiency

Accounts payable	$11,315	$10,109
Deferred revenue	13,421	14,292
Accrued network costs	15,416	20,252
Accrued expenses	33,817	37,446
Deferred income taxes	3,218	2,792
Long-term debt	149,513	149,438

Total Liabilities	226,700	234,329

Series A Redeemable Convertible Preferred Stock	286,861	278,037

STOCKHOLDERS’ DEFICIENCY
Common Stock — Class A	311	307
Additional paid-in capital	97,041	93,181
Unearned stock-based compensation	(2,116)	—
Accumulated Deficit	(368,161)	(353,502)

Total Stockholders’ Deficiency	(272,925)	(260,014)

Total Liabilities, Convertible Preferred Stock and Stockholders’ Deficiency	$240,636	$252,352

US LEC Announces Second Quarter 2006 Results

August 14, 2006
US LEC Corp. and Subsidiaries
Quarterly Statistical Highlights
(Unaudited)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2006	2006	2005	2005	2005
Revenue (in 000s):
End Customer Revenue
Voice Monthly Recurring Charges	$43,854	$42,769	$41,425	$40,418	$39,515
Data Monthly Recurring Charges	34,301	33,186	32,137	30,820	29,476
Long Distance	14,351	13,770	12,615	12,851	12,421

	92,506	89,725	86,177	84,089	81,412
Percent of Total Revenue	87%	87%	86%	85%	85%

Carrier Charges
Carrier Access	7,429	7,377	8,107	9,022	8,826
Reciprocal Compensation	2,050	2,023	2,188	2,053	2,165

	9,479	9,400	10,295	11,075	10,991
Percent of Total Revenue	9%	9%	10%	11%	12%

Other Revenue (1)	4,698	3,672	3,583	3,660	2,940
Percent of Total Revenue	4%	4%	4%	4%	3%

Total Revenue	$106,683	$102,797	$100,055	$98,824	$95,343

Customers:
Total Customers	38,842	38,292	38,096	37,974	37,998
Business Class Customers	27,792	27,042	26,225	25,212	24,213
Business Class Customers Purchasing Data Services	21,527	20,925	20,219	18,735	17,582
Shared Hosting/Dial Up Customers	11,050	11,250	11,871	12,762	13,785

Active Channels (2):
Voice	533,644	516,130	499,562	481,207	460,185
Data	462,111	427,505	397,714	371,900	348,357

Total active channels	995,755	943,635	897,276	853,107	808,542

Statistical Data:
Central Offices	27	27	27	27	27
Number of employees	1,143	1,127	1,128	1,099	1,092
Number of sales and sales support employees	493	489	482	482	476
End Customer Revenue/Employee (in 000s)	$80.9	$79.6	$76.4	$76.5	$74.6

(1)	Other revenue is derived from wholesale customers, installation revenue and other miscellaneous sources.

(2)	Shared hosting and Dial-Up Internet Access are not included in Active Channels.